Exhibit 99.1

News Release

Contact: Juan José Orellana Investor Relations 562-435-3666, ext. 111143	Laura Hart Public Relations 562-506-9208

MOLINA HEALTHCARE OF OHIO TO CONTINUE

AS MEDICAID MANAGED CARE PROVIDER IN OHIO

Columbus, Ohio (June 7, 2012) – Molina Healthcare, Inc. (NYSE:MOH) today announced that the Ohio Department of Job and Family Services (ODJFS) has upheld the protest filing of its Ohio health plan, Molina Healthcare of Ohio, and has recommended that Molina Healthcare of Ohio be awarded a Medicaid managed care provider agreement for coverage of the newly designated Central/Southeast, Northeast, and West regions. These three regions together represent the entire state of Ohio.

“Molina Healthcare is pleased to be able to continue its partnership with the state of Ohio to provide quality health care to Ohio’s Medicaid beneficiaries statewide,” said J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc. “We commend ODJFS for its decision, and we look forward to continuing our strong partnerships with the state, our providers, and community-based organizations to provide high-quality health care services for some of Ohio’s most vulnerable citizens.”

As a result of the decision, Molina will now enter into a comprehensive pre-contracting assessment with ODJFS for a new Medicaid managed care contract commencing on January 1, 2013.

Based in Columbus, Ohio, Molina Healthcare of Ohio has earned a “Commendable” accreditation status from the National Committee for Quality Assurance. Molina Healthcare of Ohio is also a 2012 recipient of the Columbus Business First Corporate Caring Award, and recently received two Pinnacle Awards from the Ohio Association of Health Plans.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, Missouri (through June 30, 2012), New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin served approximately 1.8 million members as of March 31, 2012, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

—END—